CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 16 to Registration Statement File No. 333-59717 on Form N-4 (the "Registration Statement") of (1) our report dated April 18, 2005 relating to the financial statements of the Subaccounts of MONY America Variable Account A of MONY Life Insurance Company of America and (2) our report dated March 31, 2005 relating to the financial statements of MONY Life Insurance Company of America. We also consent to the references to us under the headings "Financial statements" and "About our independent registered public accounting firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 22, 2005